Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this post-effective Amendment No. 1 to the Registration Statement (No. 333-221683) and related Prospectus of Genius Brands International, Inc. and Subsidiaries (collectively the “Company”) of our report dated April 2, 2018, relating to the consolidated financial statements of Genius Brands International, Inc. for the years ended December 31, 2017 and 2016, which expresses an unqualified opinion, appearing in the Company’s post-effective amendment No. 1 to Form S-1 filed with the Securities and Exchange Commission.

We also consent to the reference to our firm under the caption "Experts" in the prospectus, which is part of the Registration Statement.

/s/ SQUAR MILNER LLP

SQUAR MILNER LLP

Los Angeles, California
June 19, 2018